                                                                      Exhibit 21


                         Subsidiaries of the Registrant



Name of Subsidiary                        Jurisdiction of Incorporation
- ------------------                        -----------------------------

SeaVision, Inc.                           Delaware

PhotoWave, Inc.                           Delaware

International Sports Marketing, Inc.*     Pennsylvania

Kent Acquisition Corporation**            California



* To be acquired by the Registrant and renamed SportsWave, Inc. immediately following the consummation of the initial public offering of common stock of the Registrant. This entity will also do business as International Sports Marketing.

** To be renamed Kent Consulting Group, Inc. following the merger of the currently existing Kent Consulting Group, Inc. with and into Kent Acquisition Corporation, which merger is to occur immediately following the consummation of the initial public offering of common stock of the Registrant.